DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT:

         DMDS, Ltd.-a wholly owned subsidiary created under the laws of the United Kingdom.